Exhibit 99

9503 East 33rd Street
Indianapolis, IN 46235-420735-4207
(800) CELADON
(317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Jeryl Desjarlais	January 25, 2011
Communications Manager	4:01 pm ET
(800) CELADON Ext. 7070
(317) 972-7070 Direct
jdesjarlais@celadongroup.com

CORRECTING and REPLACING Celadon Group Reports Second Fiscal Quarter Financial Results

CORRECTION...by Celadon Group Inc.

INDIANAPOLIS--(BUSINESS WIRE)-- Second paragraph, last sentence of release should read: Earnings per diluted share increased to $0.13 in the 2010 quarter from $0.05 for the same quarter last year. (Instead of earnings per diluted share increased to $0.13 in the 2010 quarter from $0.5 for the same quarter last year).

The corrected release reads:

CELADON GROUP REPORTS SECOND FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three and six months ended December 31, 2010, the second fiscal quarter of the Company’s fiscal year ending June 30, 2011.

Revenue for the quarter increased 4.6% to $133.1 million in the 2010 quarter from $127.2 million in the 2009 quarter.  Freight revenue, which excludes fuel surcharges, increased 2.3% to $111.6 million in the 2010 quarter from $109.1 million in the 2009 quarter. Net income increased 190% to $2.9 million in the 2010 quarter from $1.0 million for the same quarter last year. Earnings per diluted share increased to $0.13 in the 2010 quarter from $0.05 for the same quarter last year.

For the six months ended December 31, 2010, revenue increased 7.2% to $273.4 million in 2010 from $255.1 for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 5.1% to $231.0 million in 2010 from $219.8 million for the same period last year. Net income increased to $7.3 million in 2010 from $1.6 million for the same period last year.  Earnings per diluted share increased to $0.32 in 2010 from $0.07 for the period last year.

Chairman and CEO Steve Russell commented on the December 2010 quarter.  “The Company earned 13 cents per share, up from 5 cents in the December 2009 quarter.  Our strategy to focus on profitable freight and eliminate less desirable freight has resulted in an increase in our rate per loaded mile excluding fuel surcharge to $1.477, up 6.6% from the December 2009 quarter, and up marginally from the September 2010 quarter of $1.471.   Our December quarter loaded miles per truck per week have historically declined approximately 4% sequentially from the September quarter.  In part related to harsher winter weather, our miles declined approximately 5% from the September quarter.  Higher fuel prices also impacted results.   Costs were generally in line or below the December 2009 quarter.  We believe with a newer fleet, experienced driver base, solid balance sheet and a diversified business mix, we are well positioned to capitalize on the increased regulatory environment that the transportation industry is currently experiencing.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At December 31, 2010, we had $163.4 million of stockholders' equity, cash on hand of $11.1 million and $19.1 million of total balance sheet borrowings. We had no bank borrowings outstanding on our $50 million bank line at December 31, 2010 and only $0.4 million in outstanding letters of credit.”

The Company also announced that Chris Hines, Executive Vice President of Sales and Marketing, who joined the Company in 2007, has decided to leave the Company for personal reasons.  Russell stated that “Chris has contributed to Celadon’s growth and development as a respected industry leader over the past three years.  We wish Chris well in the future, and sincerely appreciate his meaningful contributions during his tenure with Celadon.”

Conference Call Information

An investor conference call is scheduled for Wednesday, January 26, at 11:00 a.m. EST. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 800-299-9086 (international calls 617-786-2903) pin number 49940559 a few minutes prior to the start time. A replay will be available through February 2 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 66631307.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2010	2009	2010	2009

REVENUE:
Revenue, before fuel surcharge	$111,553	$109,090	$231,023	$219,776
Fuel surcharge revenue	21,578	18,144	42,397	35,295
Total revenue	133,131	127,234	273,420	255,071

OPERATING EXPENSES:
Salaries, wages, and employee benefits	37,574	38,587	75,701	78,592
Fuel	30,931	30,393	63,202	60,130
Purchased transportation	25,426	20,103	51,300	38,231
Revenue equipment rentals	6,728	8,505	14,277	17,850
Operations and maintenance	10,050	9,155	20,143	17,868
Insurance and claims	3,468	3,406	7,593	7,352
Depreciation and amortization	6,769	7,426	14,296	15,422
Cost of products and services sold	1,350	1,570	2,748	3,202
Communications and utilities	1,062	1,206	2,169	2,444
Operating taxes and licenses	2,432	2,398	4,825	4,759
General and other operating	1,705	1,641	3,449	3,660
Total operating expenses	127,495	124,390	259,703	249,510

Operating Income	5,636	2,844	13,717	5,561

Interest expense	565	558	1,027	1,221
Interest income	(15)	(17)	(31)	(38)
Other (income) expense, net	(79)	13	(146)	103
Income before income taxes	5,165	2,290	12,867	4,275
Income tax expense	2,307	1,269	5,588	2,688
Net income	2,858	1,021	7,279	$1,587

Income per common share:
Diluted	$0.13	$0.05	$0.32	$0.07
Basic	$0.13	$0.05	$0.33	$0.07

Diluted weighted average shares outstanding	22,569	22,217	22,563	22,203
Basic weighted average shares outstanding	22,051	21,867	22,054	21,857

Key Operating Statistics

	For the three months ended		For the six months ended
	December 31,		December 31,
	2010	2009	2010	2009

Average revenue per loaded mile (*)	$1.477	$1.385	$1.474	$1.396
Average revenue per total mile (*)	$1.319	$1.251	$1.320	$1.258
Average revenue per tractor per week (*)	$2,794	$2,762	$2,880	$2,780
Average miles per seated tractor per week(**)	2,116	2,226	2,181	2,209
Average seated line-haul tractors(**)	2,687	2,703	2,490	2,533

*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2010 and June 30, 2010
(Dollars in thousands except par value amounts)

	(unaudited)
	December 31,	June 30,
ASSETS	2010	2010
Current assets:
Cash and cash equivalents	$11,142	$18,844
Trade receivables, net of allowance for doubtful accounts of $1,139 and $1,307 at December 31, 2010 and June 30, 2010, respectively	56,698	63,468
Prepaid expenses and other current assets	16,664	12,310
Tires in service	5,797	5,010
Deferred income taxes	3,416	3,593
Total current assets	93,717	103,225
Property and equipment	231,459	226,169
Less accumulated depreciation and amortization	80,568	74,852
Net property and equipment	150,891	151,317
Tires in service	2,349	1,843
Goodwill	19,137	19,137
Other assets	1,683	1,578
Total assets	267,777	$277,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,116	$7,733
Accrued salaries and benefits	11,207	11,472
Accrued insurance and claims	11,180	10,967
Accrued fuel expense	8,151	11,263
Other accrued expenses	14,892	12,209
Current maturities of long-term debt	176	336
Current maturities of capital lease obligations	10,827	15,350
Income taxes payable	1,319	2,950
Total current liabilities	63,868	72,280
Long-term debt, net of current maturities	---	44
Capital lease obligations, net of current maturities	8,065	19,861
Deferred income taxes	32,451	32,742
Total liabilities	104,384	124,927
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued 23,836and 23,872 shares at December 31, 2010 and June 30, 2010, respectively	787	788
Treasury stock at cost; 1,471 and 1,604 shares at December 31, 2010 and June 30, 2010, respectively	(10,142)	(11,064)
Additional paid-in capital	99,061	98,640
Retained earnings	74,914	67,635
Accumulated other comprehensive loss	(1,227)	(3,826)
Total stockholders' equity	163,393	152,173
Total liabilities and stockholders' equity	267,777	$277,100